As filed with the Securities and Exchange Commission on September 2, 2022

Registration No. 333-215253

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NIOCORP DEVELOPMENTS LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1262185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7000 South Yosemite Street, Suite 115 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

NIOCORP DEVELOPMENTS LTD. 2016 INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

CT Corporation

111 Eighth Avenue

13th Floor

New York, New York 10011

(800) 624-0909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Kelly, Esq.

Andrew C. Thomas, Esq.

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 22, 2016, NioCorp Developments Ltd., a British Columbia corporation (the “Company”), filed a registration statement on Form S-8, Registration No. 333-215253 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registered for issuance by the Company up to an aggregate of 18,459,812 common shares, without par value, of the Company (“Common Shares”), comprising (i) 12,175,000 Common Shares available for issuance by the Company pursuant to options granted and outstanding under the NioCorp Developments Ltd. 2016 Incentive Stock Option Plan (the “Plan”) as of December 19, 2016 and (ii) 6,284,812 Common Shares available for issuance by the Company pursuant to options available for grant under the Plan.

Since the approval by the Company’s shareholders of the Company’s long-term incentive plan in 2017, no further options are available for grant under the Plan and, as of March 2022, there are no longer any options granted and outstanding under the Plan. Accordingly, there are no longer any Common Shares issuable under the Plan. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for issuance pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on September 2, 2022.

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Neal Shah
	Name:	Neal Shah
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
*	President, Chief Executive Officer (Principal	September 2, 2022
Mark A. Smith	Executive Officer and Authorized U.S. Representative)
and Executive Chairman of the Board of Directors

/s/ Neal Shah	Chief Financial Officer (Principal Financial and	September 2, 2022
Neal Shah	Accounting Officer)

*	Director	September 2, 2022
Michael Morris

*	Director	September 2, 2022
David C. Beling

*	Director	September 2, 2022
Anna Castner Wightman

/s/ Nilsa Guerrero-Mahon	Director	September 2, 2022
Nilsa Guerrero-Mahon

/s/ Fernanda Fenga	Director	September 2, 2022
Fernanda Fenga
/s/ Peter Oliver	Director	September 2, 2022
Peter Oliver

*	The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pursuant to the Powers of Attorney executed by the above-named directors and officers of the registrant, which were filed on behalf of such directors and officers with the Registration Statement on Form S-8.

	By:	/s/ Neal Shah	September 2, 2022
Neal Shah
Attorney-in-Fact